Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 10 DATED SEPTEMBER 2, 2015
TO THE PROSPECTUS DATED MARCH 27, 2015

This supplement No. 10 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 10 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•the acquisition of AQ Rittenhouse and
•the recent share pricing information
AQ Rittenhouse
On July 30, 2015, we acquired AQ Rittenhouse, a newly constructed Class A apartment property located near Rittenhouse Square in Philadelphia, PA. The 110 unit, 12 story apartment building, complemented by 13,000 square feet of fully leased ground floor commercial space, is located in the gentrifying Center City neighborhood of downtown Philadelphia.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 3, 2015	$11.01	$11.04	$11.05	$11.05	$11.04
August 4, 2015	$11.01	$11.04	$11.05	$11.05	$11.04
August 5, 2015	$11.01	$11.04	$11.05	$11.05	$11.04
August 6, 2015	$11.01	$11.04	$11.05	$11.05	$11.04
August 7, 2015	$11.01	$11.04	$11.05	$11.05	$11.04
August 10, 2015	$11.01	$11.04	$11.05	$11.06	$11.05
August 11, 2015	$11.01	$11.05	$11.05	$11.06	$11.05
August 12, 2015	$11.01	$11.05	$11.05	$11.06	$11.05
August 13, 2015	$11.01	$11.05	$11.05	$11.06	$11.05
August 14, 2015	$11.03	$11.07	$11.07	$11.08	$11.07
August 17, 2015	$11.04	$11.07	$11.07	$11.08	$11.07
August 18, 2015	$11.04	$11.07	$11.07	$11.08	$11.07
August 19, 2015	$11.04	$11.07	$11.08	$11.08	$11.07
August 20, 2015	$11.04	$11.07	$11.08	$11.08	$11.07
August 21, 2015	$11.04	$11.07	$11.08	$11.08	$11.07
August 24, 2015	$11.04	$11.07	$11.08	$11.09	$11.08
August 25, 2015	$11.04	$11.07	$11.08	$11.09	$11.08
August 26, 2015	$11.04	$11.08	$11.08	$11.09	$11.08
August 27, 2015	$11.04	$11.08	$11.08	$11.09	$11.08
August 28, 2015	$11.04	$11.08	$11.08	$11.09	$11.08
August 31, 2015	$11.04	$11.08	$11.09	$11.09	$11.08
(1) Shares of Class D common stock are only available pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.